Exhibit (a)(13)

FOR IMMEDIATE RELEASE

LIONSGATE RESPONDS TO ICAHN LETTER

Icahn merely attempting to distract shareholders from woefully inadequate bid

SANTA MONICA, CA, and VANCOUVER, BC, March 24, 2010 — Lionsgate (NYSE: LGF) today issued the following statement in response to Carl Icahn’s open letter:

Mr. Icahn is simply attempting to distract shareholders from the obvious--his offer price is woefully inadequate.  Contrary to Mr. Icahn’s statement, Lionsgate’s Board and management team are focused on leading the Company and are committed to building value for all of our shareholders.

Our track record of successful growth over the past 10 years is evidence that we continue to move Lionsgate in the right direction:

•         Motion Pictures: Lionsgate has created one of the only motion picture businesses with a significant presence in the horror/action genres, independent and prestige segments of the market.

•         Our theatrical business typically acquires, produces and releases approximately 12 to 15 films a year under a disciplined financial model.  In addition, Lionsgate has been successful in releasing highly regarded hits such as the Oscar winning films Crash and Precious and in creating long-term, valuable franchises such as the “Tyler Perry” and “Saw” franchises.  Our upcoming slate highlighted by the films Kick Ass, starring Nicolas Cage, Aaron Johnson, Christopher Mintz-Plasse, Chloe Grace Moretz and Mark Strong; The Expendables, starring Sylvester Stallone, Killers, starring Katherine Heigl and Ashton Kutcher; Tyler Perry’s Why Did I Get Married Too, starring Janet Jackson, Jill Scott and Tyler Perry; and The Next Three Days, starring Russell Crowe, typifies our diversified portfolio approach focusing on large niches where we have a track record of proven success.

•         We have achieved profitability on approximately 70% of our film releases over the past ten years -- one of the highest success rates in the industry.

•         Television: Our television business has grown from annual revenues of $8 million in 1999 to approximately $350 million this year.  We have been focused on financial discipline in developing new television product.  Our hit shows Mad Men, Weeds and Nurse Jackie are leading shows in the television business and have achieved critical acclaim, a devoted fan base and economic success.

•         12,000-Title Library: Through a series of successful acquisitions and additions from recent television and theatrical productions, Lionsgate has built a premier, 12,000-title library that has generated an average of $267 million in annual revenue for the past three years.

Throughout the past year, Mr. Icahn has repeatedly changed his stance on Lionsgate and his intentions with regard to the Company:

In May and June 2009, Mr. Icahn had several discussions with management regarding Lionsgate’s interest in a potential acquisition of Metro−Goldwyn−Mayer Inc., (MGM) including his potential participation in providing financing for the transaction. Now he is openly criticizing Lionsgate for its interest in acquiring libraries.

Last year Mr. Icahn was openly critical of the acquisition of TV Guide Network and TVGuide.com, going as far as saying that the transaction “borders on recklessness.”1  Since then, however, Mr. Icahn praised Lionsgate’s management for many of its decisions, including the acquisition of TV Guide Network and TVGuide.com.2  Notably, Lionsgate believes that TV Guide Network and TVGuide.com are worth more than what Lionsgate paid for it a year ago and expects them to generate $75 million in EBITDA within three years.

Lionsgate is a strong and diversified company with a proven strategy to generate value for our shareholders.  We are confident we can better serve our shareholders by continuing to execute our strategic business plan.

1  Sue Zeidler, “ No Plans to Shop Lions Gate: Icahn,” Reuters, March 13, 2009.
2  Nat Worden and Lauren A. E. Schuker, “Icahn Offers to Buy All Shares of Lions Gate; Company Objects to New Offer, Saying It 'Changes Nothing' From Activist Investor's Earlier Bid to Increase His Stake,” The Wall Street Journal, March 22, 2010.

About Lionsgate

Lionsgate (NYSE: LGF) is the leading next generation studio with a strong and diversified presence in the production and distribution of motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally delivered content. The Company has built a strong television presence in production of prime time cable and broadcast network series, distribution and syndication of programming through Debmar-Mercury and an array of channel assets. Lionsgate currently has nearly 20 shows on 10 different networks spanning its prime time production, distribution and syndication businesses, including such critically-acclaimed hits as “Mad Men”, “Weeds” and “Nurse Jackie” along with new series such as “Blue Mountain State” and the syndication successes “Tyler Perry’s House Of Payne”, its spinoff “Meet The Browns” and “The Wendy Williams Show”. Its feature film business has generated more than $400 million at the North American box office in the past year, including the recent critically-acclaimed hit PRECIOUS, which has garnered nearly $50 million at the North American box office and won two Academy Awards®. The Company’s home entertainment business has grown to more than 7% market share and is an industry leader in box office-to-DVD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 12,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company’s core businesses. The Lionsgate brand remains synonymous with original, daring, quality entertainment in markets around the world.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed and amended a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and a notice of change to directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. In addition, Lionsgate will file a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, when available, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009. To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010. As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.

Contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com

Joele Frank /Andrea Priest / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449